Merrill Lynch U.S.A. Government Reserves
File Number: 811-03534
CIK Number: 704957
For the Period Ending: 2/28/2009

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six month period ended February 28, 2009.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/03/2008	$7,000	Merrill Lynch, Pierce, F	2.05%	09/10/2008
09/10/2008	$7,000	Merrill Lynch, Pierce, F	2.05%	09/17/2009
09/17/2008	$8,000	Merrill Lynch, Pierce, F	1.90%	09/24/2008
09/24/2008	$8,000	Merrill Lynch, Pierce, F	1.20%	10/01/2008
10/01/2008	$8,000	Merrill Lynch, Pierce, F	1.00%	10/08/2008
10/08/2008	$10,000	Merrill Lynch, Pierce, F	0.75%	10/15/2008
10/15/2008	$10,000	Merrill Lynch, Pierce, F	0.75%	10/22/2008
10/22/2008	$10,000	Merrill Lynch, Pierce, F	0.95%	10/29/2008
10/29/2008	$10,000	Merrill Lynch, Pierce, F	0.45%	11/05/2008
11/05/2008	$10,000	Merrill Lynch, Pierce, F	0.35%	11/12/2008
11/12/2008	$7,000	Merrill Lynch, Pierce, F	0.30%	11/19/2008
11/19/2008	$10,000	Merrill Lynch, Pierce, F	0.35%	11/26/2008
11/26/2008	$10,000	Merrill Lynch, Pierce, F	0.40%	12/03/2008
12/03/2008	$11,200	Merrill Lynch, Pierce, F	0.30%	12/10/2008
12/10/2008	$11,000	Merrill Lynch, Pierce, F	0.02%	12/17/2008
12/17/2008	$10,000	Merrill Lynch, Pierce, F	0.05%	12/24/2008
12/24/2008	$10,000	Merrill Lynch, Pierce, F	0.10%	12/31/2008
12/31/2008	$5,000	Merrill Lynch, Pierce, F	0.05%	01/07/2009